TEMPLETON CHINA WORLD FUND, INC.
                 Annual Meeting of Shareholders, March 4, 2002

An Annual Meeting of Shareholders of the Fund was held at the Fund's offices, 500 E. Broward Blvd., Ft. Lauderdale, Florida, on March 4, 2002. The purpose of the meeting was to elect five Directors of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Directors of the
Fund: Harris J. Ashton, Nicholas F. Brady, Frank J. Crothers, S. Joseph Fortunato and Edith E. Holiday.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

The election of five (5) Directors:

                                            % OF          % OF                         % OF        % OF
                                         OUTSTANDING      VOTED                     OUTSTANDING    VOTED
  TERM EXPIRING 2005:          FOR         SHARES         SHARES     WITHHELD          SHARES      SHARES
----------------------------------------------------------------------------------------------------------
  Harris J. Ashton        10,938,552       60.47%        65.24%     5,827,533          32.22%      34.76%
  Nicholas F. Brady       10,943,917       60.50%        65.27%     5,822,168          32.19%      34.73%
  Frank J. Crothers       10,935,942       60.46%        65.23%     5,830,143          32.23%      34.77%
  S. Joseph Fortunato     10,935,322       60.45%        65.22%     5,830,763          32.23%      34.78%
  Edith E. Holiday        10,940,795       60.48%        65.26%     5,825,290          32.20%      34.74%

* ANDREW H. HINES, JR., CHARLES B. JOHNSON, CHARLES E. JOHNSON, BETTY P. KRAHMER, GORDON S. MACKLIN, FRED R. MILLSAPS AND CONSTANTINE D. TSERETOPOULOS ARE DIRECTORS OF THE FUND WHO ARE CURRENTLY SERVING AND WHOSE TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.